Exhibit 5.1

July 11, 2014 Energy Transfer Equity, L.P. 3738 Oak Lawn Avenue Dallas, Texas 75219	811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
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Re:	$700,000,000 Aggregate Principal Amount of 5.875% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”), in connection with the issuance by the Partnership of up to $700,000,000 aggregate principal amount of 5.875% Senior Notes due 2024 (the “Notes”), under the Indenture dated as of September 20, 2010, between the Partnership and U.S. Bank National Association, as trustee, as supplemented by the Fourth Supplemental Indenture thereto dated as of December 2, 2013, the Fifth Supplemental Indenture thereto dated as of May 28, 2014 and the Sixth Supplemental Indenture thereto dated as of May 28, 2014 (as so amended and supplemented, the “Indenture”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on July 11, 2014 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 8, 2006, as amended by Amendment No. 1, dated November 1, 2006, Amendment No. 2, dated November 9, 2007 and Amendment No. 3, dated May 26, 2010, which, with your consent, we have assumed are (i) valid and binding agreements of the parties thereto, enforceable in accordance with the plain meaning of their terms, (ii) in full force and effect, and (iii) collectively, the entire agreement of the parties pertaining to the subject matter thereof. With your consent, we have also relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

July 11, 2014

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been authorized by all necessary partnership action of the Partnership and, when the Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Partnership in accordance with the terms of the Indenture and the exchange offer described in the Prospectus, the Notes will be legally valid and binding obligations of the Partnership and enforceable against the Partnership in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP